EXHIBIT 99.1
Press release dated July 18, 2008

GEOGLOBAL ANNOUNCES CONTINUOUS DISCLOSURE REQUIREMENTS COMPLETE UNDER CANADIAN SECURITIES LAW AND AMEX CONTINUOUS LISTING DEFICIENCY RESOLVED

CALGARY, Alberta, Canada, July 18, 2008 – GeoGlobal Resources Inc. (the “Company”) announces that on June 10, 2008 and June 27, 2008, respectively, it filed with the US Securities and Exchange Commission its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.  Concurrently, it filed its audited annual financial statements for year ended December 31, 2007 and its interim unaudited financial statements for the period ended March 31, 2008 as well as its management’s discussion and analysis for those fiscal periods and other required certifications on SEDAR in Canada.  As a consequence of making those filings, and upon application of the Company, Cease Trade Orders that had been previously issued by the securities commissions of the provinces in which the Company is a reporting issuer, namely, Alberta, British Columbia, Ontario and Quebec, have been revoked.  The Company is up to date with its continuous disclosure requirements of the laws of those provinces.  In addition, the Company has been advised by the American Stock Exchange that the Company’s continuous listing deficiency has been resolved.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas through exploration and development primarily in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise and Rajasthan basin areas.

Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and, as such, could involve inherent risks and uncertainties. Our actual results of oil and gas exploration and development activities could be significantly different from any results anticipated. Our exploration and development activities involve highly speculative exploration opportunities that involve material risks. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-Q and Form 10-QSB. The filings may be viewed at http://www.sec.gov. and www.sedar.com. http://www.sec.gov. and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc.		The Equicom Group
Allan J. Kent, Executive VP and CFO		Scott Kelly, Sr. Vice President
Carla Boland, Investor Relations and Corporate Affairs		Phone: +1 416 815-0700 x322
Phone: +1 403 777-9253	Email: info@geoglobal.com	Fax: +1 416 815-0080
Fax: +1 403 777-9199	Website: www.geoglobal.com	Email: skelly@equicomgroup.com